Exhibit 15.4

KPMG LLP 12 Marina View #15-01 Asia Square Tower 2 Singapore 018961	Telephone +65 6213 3388 Fax +65 6225 0984 Internet www.kpmg.com.sg

April 2, 2025

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We are currently principal accountants for Kenon Holdings Ltd. and, under the date of April 2, 2025, we reported on the consolidated financial statements of Kenon Holdings Ltd. as of and for the years ended December 31, 2024 and 2023, and for each of the years in the three-year period ended December 31, 2024, and the effectiveness of internal control over financial reporting as of December 31, 2024. On April 2, 2025, we were notified that Kenon Holdings Ltd. engaged Somekh Chaikin as its principal accountant for the year ending December 31, 2025. In this regard, the auditor-client relationship with KPMG LLP will cease upon completion of the audit of Kenon Holdings Ltd.’s consolidated financial statements as of and for the year ended December 31, 2024, and the effectiveness of internal control over financial reporting as of December 31, 2024, and the issuance of our reports thereon. We have read Kenon Holdings Ltd.’s statements included under Item 16F of its Form 20-F dated April 2, 2025, and we agree with such statements, except that we are not in a position to agree or disagree with Kenon Holdings Ltd.’s statement that Somekh Chaikin were not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on Kenon Holdings Ltd.’s consolidated financial statements.

Very truly yours,

/s/ KPMG LLP